Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (The “Agreement”) is entered into and effective on October 1, 2013 (the “Effective Date”) by and between Neurotrope, Inc., a Nevada Corporation (the “Company”), and Robert Weinstein (“Executive”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.           Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive to serve as Executive Vice President and Chief Financial Officer. Executive accepts such employment and agrees to undertake and discharge the duties and responsibilities as may be prescribed from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company. Executive shall report to the Chief Executive Officer and the Board. Executive shall devote substantially all of his business time, attention and effort to the performance of his duties hereunder, and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the performance of such duties either directly or indirectly without the prior written consent of the Board; provided that, during the period beginning on the Effective Date and ending on June 30, 2015, Executive may perform consulting services pursuant to Executive's existing agreements without being in violation of this provision. It shall not be considered a violation of the foregoing for Executive to serve on industry, civic, religious or charitable boards or committees, provided that Executive notify the Board in advance of undertaking such activities and so long as such service does not individually or in the aggregate significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

2.           Term. The term of Executive’s employment pursuant to this Agreement commences on the Effective Date and, unless terminated as set forth in Section 8, shall continue for a period of four (4) years ending on the fourth anniversary of the Effective Date (the “Initial Term”). Following the Initial Term, this Agreement shall be extended automatically for successive one (1) year periods (each, an "Extension Term"), unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Initial Term or the then-current Extension Term, as applicable, of its intention not to extend the term of the Agreement (termination pursuant to the delivery of such notice by either party, "Non-Renewal", and the Initial Term and any Extension Term(s), collectively, the “Employment Term”). Notwithstanding the foregoing, Executive shall at all times be considered an “at will” employee (subject to the obligations set forth in this Agreement).

3.           Salary. During the Employment Term, the Company shall pay Executive an annual base salary, before deducting all applicable withholdings, of not less than two hundred forty thousand dollars ($240,000) per year for the period from the Effective Date to December 31, 2014; and two hundred seventy five thousand dollars ($275,000) per year for the period January 1, 2015 to December 31, 2015, all salaries payable at the time and in the manner dictated by the Company’s standard payroll policies, but not less often than semi-monthly. Such annual base salary may be reviewed annually and increased (but not decreased) at the discretion of the Board or a committee thereof provided, however, that such salary shall, at a minimum, be increased annually, beginning January 1, 2016, based upon the percentage increase in the Consumer Price Index (“CPI”), as herein defined, for the immediately preceding year. The percentage increase in CPI for such year shall be computed by dividing the then-current CPI-U for the month of January of each year by the CPI-U for the month of January for the immediately preceding year (for the New York – Northern New Jersey – Long Island region). The term CPI refers to the Consumer Price Index – All Urban Consumers, as published by the Bureau of Labor Statistics of the United States Department of Labor (Such annual base salary, including any increases pursuant to this Section 3, shall be referred to herein as the “Annual Base Salary”).

4.           Other Compensation and Fringe Benefits. In addition to any executive bonus, retirement, deferred compensation and long-term incentive plans which the Company may from time to time make available to Executive, Executive shall be entitled to the following during the Employment Term:

a.            all Company benefits generally available to the Company’s officers in accordance with the terms of those benefit plans;

b.            all retirement, life, disability, medical and dental plan benefits generally available to the Company’s officers in accordance with the terms of those plans; and

c.            an annual incentive bonus of no less than thirty five thousand dollars ($35,000) for the year ended December 31, 2013; an annual bonus of no less than fifty thousand dollars ($50,000) for year ended December 31, 2014; and an annual bonus targeted at fifty percent (50%) of Executive’s Annual Base Salary for all years beginning January 1, 2015 (the “Annual Bonus”) to be earned and payable based upon attainment of annual performance goals as determined by the Board or a committee thereof. Executive’s Annual Bonus opportunity may be periodically reviewed and increased at the discretion of the Board or a committee thereof. The Annual Bonus shall be paid not later than March 15 of the calendar year immediately following the year to which the Annual Bonus relates.

5.           Equity Incentive Grant. On the Effective Date, subject to Board approval, Executive will be granted incentive stock options to purchase six hundred fifty thousand (650,000) shares of the Company’s common stock (the “Option”). The Option shall vest with respect one hundred sixty-two thousand five hundred (162,500) shares on each of the first, second, third and fourth anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company on each such day. Employee shall be entitled to additional options and/or equity based awards as determined in the discretion of the Board or a committee thereof. All of the Executive's Options and any subsequent options and/or equity awards shall cease vesting as of the Date of Termination (defined below); provided that in the event of (i) Executive's termination for Good Reason (defined below) or (ii) termination of Executive's employment by the Company without Cause (defined below), Executive's Options and any subsequent options and/or equity awards will be deemed to have vested as of the Date of Termination with respect to that number of shares that would have vested had Executive's employment with the Company continued for a period of one (1) year after the Date of Termination; and provided, further, that if Executive's termination for Good Reason or the termination of Executive's employment by the Company without Cause occurs within six (6) months after the occurrence of a change of control of the Company (“Change of Control”), then all of Executive's Options and any subsequent options and/or equity awards will be deemed to have vested as of the Date of Termination. Change of Control is defined as: (x) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than fifty percent (50%) of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity or (y) the sale by the Company of all or substantially all the Company's assets in one transaction or in a series of related transactions.

The Option will be issued from the existing Company option plan and will be subject to and governed by such plan. The Executive shall also be entitled to any other rights and benefits and subject to any other obligations with respect to option awards, to the extent and upon the terms provided in the employee option plan or any agreement or other instrument attendant thereto pursuant to which such options were granted.

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6.           Vacation. For and during each calendar year within the Employment Term, Executive shall be entitled to reasonable paid vacation periods consistent with Executive’s position and in accordance with the Company’s policies and practices with respect to its officers, or as the Board may approve: provided, however, that for each calendar year, Executive shall be entitled to no less than four (4) weeks of paid vacation, which shall accrue monthly, in arrears, from the Effective Date. In addition, Executive shall be entitled to such holidays consistent with the Company’s policies and practices with respect to its officers.

7.           General Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Executive for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses including, without limitation, full reimbursement for the use of a cellular phone and other reasonable telephone and communication expenses plus actual supply expenses associated with Executive’s home office use.

8.           Termination of Employment. The Company or Executive may terminate Executive’s employment at any time and for any reason in accordance with this Section 8. The Employment Term shall be deemed to have ended on the Date of Termination (as defined herein).

a.            Notice of Termination. Any purported termination of Executive’s employment (other than by reason of (i) death or (ii) Non-Renewal) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 25. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Section 8(b)), and, with respect to a termination due to Cause (as that term is defined in Section 8(d), Disability (as that term is defined in Section 8(e) or Good Reason (as that term is defined in Section 8(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Executive’s Disability. A Notice of Termination from Executive shall specify whether the termination is with or without Good Reason.

b.            Date of Termination. For purposes of the Agreement, “Date of Termination” shall mean, (i) in the case of termination by reason of Executive's death, the date of Executive’s death, (ii) in the case of Non-Renewal, the last day of the Initial Term or the then-current Extension Term, as applicable, and (iii) in any other case, the date specified in the Notice of Termination (which date shall not be earlier that the thirtieth (30th) day following the date the Notice of Termination is given except in the case of termination for Cause, for which the Company may give less than thirty (30) days' notice, subject to the procedural requirements set forth in Section 8(d) below).

c.            No Waiver. The failure to set for the any fact or circumstance in a Notice of Termination shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

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d.            Cause. For purposes of this Agreement, Cause shall mean: (i) any material breach of this Agreement by the Executive; (ii) any willful or gross neglect by the Executive of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence or willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder; (iv) the intoxication of Executive or Executive being under the influence of illegal or illegally obtained drugs during business hours or while on call, or Executive’s habitual drunkenness or addiction to drugs (provided that this shall not restrict the Executive from taking physician-prescribed medication in accordance with the applicable prescription); (v) the commission by the Executive of any (A) felony or (B) crime or act of moral turpitude; (vi) any action by the Executive that may materially impair or damage the reputation of the Company; (vii) insubordinate disregard of any lawful direction given to the Executive by the Board; or (viii) significant failure or significant refusal to comply with the Company's policies and procedures. Except for a significant failure, material breach or significant refusal which by its nature cannot reasonably be expected to be cured, Executive shall have ten (10) calendar days after written notice thereof to Executive by the Company within which to cure any acts constituting Cause. No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. A termination of Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give Executive Notice of Termination, setting forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The “Board Meeting for Cause” means a meeting of the Board at which Executive’s termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after Executive receives the Notice of Termination. Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a majority vote of the entire membership of the Board, stating that in the good faith opinion of the Board, Executive conducted himself as described in the Notice of Termination, and that such conduct constitutes Cause under this Agreement.

e.            Disability. For purposes of this Agreement, “Disability” means the Executive is entitled to long-term disability benefits under the Company’s long-term disability plan or policy as in effect on the Date of Termination, or if no such policy exists, Executive’s inability to engage in any substantial gainful activity for a period of at least six (6) months, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Board in good faith.

f.             Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Executive during the Employment Term based upon the occurrence (without Executive’s consent) of any of the following:

i.	a material diminution in Executive’s Annual Base Salary;

ii.	a material diminution in Executive’s Annual Bonus opportunity;

iii.	a material diminution in Executive’s authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated, during the period after which Executive has received notice of acts or events constituting Cause but prior to the Board Meeting for Cause, or as required by applicable law);

iv.	a requirement that Executive have a reporting relationship other than to the Chief Executive Officer or Board;

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v.	a material breach by the Company of any of its obligations under this Agreement; or

vi.	a direction by the Board or Chief Executive Officer of the Company that the Executive take any action that would constitute a violation of law, including without limitation, federal securities laws.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Executive gives notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such condition or event; (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s Notice of Termination; and (3) Executive actually terminates his employment, by providing written notice to the Company, within thirty (30) days of the end of the cure period.

9.           Obligations of the Company upon Termination. Upon the termination of Executive’s employment for any reason or no reason, with or without Cause, he shall be entitled to his accrued but unpaid vacation and Annual Base Salary through the Date of Termination; any unpaid Annual Bonus for any year prior to the year in which Executive’s employment terminates; any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company to which Executive is a party or in which Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable (collectively, the salary and benefits described in the preceding sentence shall be referred to herein as the “Accrued Benefits”).

a.            Termination by the Company for a Reason Other than Cause or by Executive for Good Reason. In addition to the Accrued Benefits, if Executive’s employment is terminated during the Employment Term by the Company for a reason other than Cause or by Executive for Good Reason, and subject to Executive's compliance with Sections 10, 12, and 13, and Executive's execution of a release of claims in a form provided by the Company and such release becoming effective within 10 days following the Termination Date, then the Company shall pay Executive an amount equal to one (1) times his Annual Base Salary, payable in a single lump sum within fifteen (15) days following such termination. In addition, if Executive elects health care continuation coverage under COBRA, the Company shall pay for such health insurance coverage for a period of eighteen (18) months following the termination of Executive’s employment, as the same rate as it pays for health insurance coverage for its active employees (with Executive required to pay for any employee-paid portion of such coverage). For the avoidance of doubt, notwithstanding anything in this Section 9(a) to the contrary, if Executive's employment is terminated for any reason set forth in Section 9(b), below, then Executive shall not be entitled to receive any of the compensation set forth in this Section 9(a).

b.            Termination by Non-Renewal, Termination by the Company for Cause or by Reason of Death or Disability and Termination by Executive Other Than for Good Reason. If Executive’s employment is terminated during the Employment Term (x) by Non-Renewal, (y) by the Company for Cause or due to Executive's death or Disability or (z) by Executive for any reason other than Good Reason, then Executive shall not be entitled to receive any of the compensation set forth in Section 9(a), and shall only be entitled to the Accrued Benefits; provided that in the event of termination by Non-Renewal or due to the Executive's death or Disability, Executive shall also be entitled to any unpaid prorated Annual Bonus for the year in which Executive’s employment terminates.

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10.         Non-Competition and Non-Solicitation Agreement. Executive acknowledges and agrees that: (i) as Executive Vice President and Chief Financial Officer, he will be exposed to some of the most sensitive and confidential information possessed by the Company and its affiliates, including strategic plans, marketing plans, information regarding long-term business opportunities and information regarding the development status of specific Company products, as well as extensive assessments of the competitive landscape of the industries in which the Company competes; and (ii) the aforementioned information represents the product of the Company’s substantial investment in research and innovation, is critical to the Company’s competitive success, is disclosed to the Company’s senior leaders only on a strictly confidential basis, and is not made accessible to the public or to the Company’s competitors.

Executive further acknowledges and agrees that the business in which the Company is engaged is intensely competitive and that his employment by the Company has required, and will continue to require, that he have access to, and knowledge of, confidential information of the Company, including, but not limited to, certain or all of the Company’s methods, information, systems, plans for acquisition or disposition of products, expansion plans, financial status and plans, customer lists, client data, personnel information and trade secrets of the Company.

For and in consideration of this exposure to confidential and sensitive information, and further in consideration of the salary, bonuses, stock and other incentives set forth in this Agreement, Executive agrees that during his employment with the Company and for twelve (12) months following the termination of his employment by any party or for any reason, he will not (a) directly or indirectly engage in or associate in the United States with any entity engaging in the business engaged in by the Company with respect to neurological disease states or any direct competitor of the Company; or (b) solicit, for competitive business purposes, any customer, partner, or potential customer or partner of the Company with which Executive was involved as part of his job responsibilities with the Company.

Executive acknowledges that the Company would suffer irreparable harm if he fails to comply with the provisions of this section, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees. Executive further acknowledges that enforcement of the covenants in this section is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the business of the Company, the restrictions set forth herein are reasonable as to geography, duration and scope.

11.         Non-Delegation of Executive’s Rights. The obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner by Executive.

12.         Nondisclosure of Confidential Information. During the course of Executive’s employment with the Company, Executive will have access to certain Confidential Information. Executive agrees to hold in strictest confidence and not to use, except for the benefit of the Company, or except as provided below, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means any information, without regard to firm, relating to the Company’s and its subsidiaries’ and affiliates’ clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilation (including compilations or customer, supplier, or vendor information), programs, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information shall not include any information that: (i) at the time of the disclosure was generally known to the public; (ii) becomes known to the public through no violation of this Agreement; or (iii) is disclosed to Executive by a third party that is not under an obligation to maintain the confidentiality of the information. In the event that Executive becomes legally compelled to disclose any Confidential Information, Executive shall provide the Company with prompt written notice of such requirement prior to any disclosure to allow the Company to seek a protective order or other remedy and Executive will fully cooperate with the Company in attempting to obtain that order or remedy.

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13.         Non Solicitation of Employees and Contractors. Executive agrees that while Executive is employed with the Company or its affiliates, and for one (1) year after Executive’s employment with the Company terminates for any reason, Executive shall not, directly or indirectly, whether on behalf of Executive or others, solicit, lure, attempt to hire away or hire any individual who is or, within six (6) months of the date of such action, was an employee of or independent contractor providing services to the Company or any of its affiliates.

14.         Proprietary Rights. Executive assigns all of Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by Executive, either alone or in conjunction with others, during the Employment Term and related to the Company’s business to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of the Company and its affiliates therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvement or copyrightable works initiated, conceived or made by Executive during the Employment Term.

15.         Return of Company Property. Upon termination of Executive’s employment for any reason or earlier, upon the Company’s request, Executive shall promptly return to the Company all Property (as defined herein) that has been entrusted or made available to Executive by the Company. For purposes of the Agreement, “Property” means all records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, equipment and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment with the Company and, if applicable, any of its affiliates (and any duplicates of any such property), which relate to the Company or its affiliates, or the Company’s or its affiliates’ business, products or services.

16.         Remedies, Arbitration.

a.            In the event of a breach or threatened breach by Executive of any provision of Section 10, Section 12 or Section 13, Executive consents and agrees that the Company would be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from breaching this Agreement. The aforementioned equitable relief shall be in addition to, not in lieu of, the right of the Company to claim and recover damages in addition to injunctive relief.

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b.            Except with respect to actions for injunctive relief involving Sections 10, 12 or 13 of this Agreement and as otherwise provided in this Agreement, any disputes relating to enforcement and/or breach of this Agreement shall be resolved by arbitration to be held in New York City, New York in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copiers of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, or (c) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration except for the costs of the arbitrator which will be shared seventy five percent (75%) by the Company and twenty five percent (25%) by the Executive.

17.         No Mitigation. The Company agrees that, if Executive’s employment hereunder is terminated during the Employment Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or otherwise.

18.         Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

19.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall, except as set forth in Section 16, be brought in a court of competent jurisdiction in the State of New York.

20.         Successors. This Agreement shall inure to the benefit of the Company and its permitted successors and assign. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

21.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.         Legal Fees. The Company shall reimburse Executive for reasonable attorney’s fees and expenses that Executive incurs in connection with the negotiation, preparation and/or execution of this Agreement up to ten thousand dollars ($10,000), subject to the receipt by the Company of a statement of fees and expenses from such attorney. Such payment shall be made promptly upon the Company’s receipt of the statement of fees. Executive’s submission of documentation of his reasonable attorney’s fees and the Company’s reimbursement of such fees shall occur promptly after the execution of this Agreement.

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23.         Indemnification and Insurance related to Employment by the Company.

a.            During the Employment Term, and for five (5) years after termination of Executive's employment, the Company shall maintain directors’ and officers’ liability insurance providing coverage to Executive on terms no less favorable than those provided to other directors and officers of the Company.

b.            The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance prior to or after the Effective Date and prior to the termination of Executive’s employment (and within the scope of his employment) as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or predecessors or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and, to the extent more favorable, to the maximum extent permitted under the Company’s Certificate of Incorporation and By-Laws; provided that in no case shall the Company be obligated to indemnify Executive in connection with any action, suit or proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company with respect to this Agreement or Executive's employment hereunder The Company shall, consistent with applicable laws, provide for the advancement to Executive, within ten (10) days of his presentation of invoices or other appropriate documentation, of expenses incurred or sustained in connection with any action, suit or proceeding to which Executive or his legal representatives may be made a party by reason of his being or having been an officer, director or employee of the Company or any of its subsidiaries or other affiliates or predecessors or his being or having been engaged in any other capacity at the Company’s request, subject to Executive's delivery to the Company of an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so advanced if it shall be ultimately determined that Executive is not entitled to be indemnified by the Company under this Agreement. The rights under this Section 23 shall in all cases be on terms no less favorable to Executive than to other senior executives of the Company and shall survive the termination of employment and the Employment Term until the expiration of the applicable statute of limitations.

24.         Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a count to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set for the herein by the parties themselves in the modified form.

25.         Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:

Neurotrope, Inc.

10372 Hawk’s Vista Street

Plantation, Florida 33324

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To Executive:

Robert Weinstein

60 Hampden Lane

Irvington, New York 10533

With Copy to:

Steven Pepperman, Esq.

60 East 42nd Street, Suite 1446

New York, NY 10165

26.         Waiver or Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

27.         Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

28.         Code Section 4999. To the extent that the amount of any payments under Sections 9 or 10 or any other payment herein in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise by the Company (the “Payments”), are subject to the excise tax provisions of Section 4999 or the Code, the Company shall pay a tax equalization payment (the “Tax Equalization Payment”) in accordance with this Section 28, in addition to such payments. The Tax Equalization Payment shall be in an amount that when added to the Payments will place Executive in the same after-tax (including, without limitation, federal, state and local income and employment taxes, excise taxes, and any interest and penalties imposed with respect thereto) position as if the excise tax penalty of Section 4999 of the Code, did not apply to any of the Payments. The amount of this Tax Equalization Payment shall be determined by the Company’s independent accountants and shall be remitted to the applicable United States federal, state and local tax jurisdictions. All fees of the accounting firm for such determination shall be borne by the Company. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Tax Equalization Payment (or an additional Tax Equalization Payment). Executive shall cooperate with the Company to determine whether, and how, to contest such claim. The Company shall bear and pay directly all costs and expenses (including additional taxes, interest and penalties) incurred in connection with such claim and/or contest and shall indemnify and hold Executive harmless, on an after-tax basis, for excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such claim and/or contest and payment for costs and expenses. In accordance with Treasury Regulation Section 1.409A-3, Tax Equalization Payment(s) shall be made to Executive no later than the end of the calendar year following the calendar year in which the amount(s) of the applicable taxes are remitted to the applicable taxing authorities described above.

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29.         Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall be exempt from or comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to be exempt from or satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A. Without limiting the generality of the foregoing: (i) for all purposes under this Agreement, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(h), as uniformly applied by the Company) with the Company; and (ii) to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participated during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. In the event that Executive is, at the Date of Termination, a “specified employee” within the meaning of Code Section 409A and any related regulations, no amount which is nonqualified deferred compensation subject to such Code Section and regulations shall be paid to Executive prior to the date which is six (6) months after Executive’s separation from service. If the payments are delayed as a result of the previous sentence, than on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period, plus interest credited form the date of Executive’s separation from service to the date of payment at the "applicable federal rate” provided for in Section 7872(f)(2)(A) of the Code in effect as of the date of such separation from service.

30.         Survival. Executive hereby acknowledges that obligations under Sections 10, 12, and 13 shall survive the termination of Executive’s employment and of the Employment Term and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Additionally, upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

31.         Acknowledgment of Full Understanding. The Executive acknowledges and agrees that he has fully read, understands, and voluntarily enters into this Agreement. The Executive acknowledges and agrees that he has had an opportunity to ask questions and consult with an attorney of his choice prior to signing this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

NEUROTROPE, INC.

By:	/s/ Jim New

Its: Chief Executive Officer

/s/ Robert Weinstein
Robert Weinstein

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